Exhibit 99.1

News Release

Media Contact:	NewPage Corporation
Amber Best	8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

NEWPAGE NAMES LINDA SHEFFIELD

CONTROLLER AND CHIEF ACCOUNTING OFFICER

MIAMISBURG, Ohio – September 19, 2013 – NewPage Holdings Inc. (NewPage) today announced the appointment of Linda Sheffield, age 56, to the position of controller and chief accounting officer for NewPage and its subsidiaries, effective October 1, 2013.

Ms. Sheffield has been with NewPage Corporation since its inception in 2005 and has served in key positions including treasurer and vice president of finance, and most recently as vice president of compliance. Ms. Sheffield was responsible for establishing new systems, internal controls, Sarbanes Oxley compliance, internal audit and other processes necessary for corporate governance when NewPage Corporation was formed in 2005. As NewPage Corporation expanded, she led the finance integration of the businesses following the Stora Enso North America acquisition in 2007.

Ms. Sheffield previously held positions with increasing responsibility for predecessors to NewPage Corporation for more than 25 years. Over this period, Ms. Sheffield held various positions including vice president of finance with responsibility for the controllers group and shared services, vice president of audit, and a division vice president of finance and logistics. She also led finance integration activities following several major mergers and acquisitions. Ms. Sheffield holds a bachelor’s degree in math and economics from Ohio Wesleyan University and an MBA from Wright State University.

Ms. Sheffield is replacing Patrick Buchenroth who resigned from the position of controller and chief accounting officer for NewPage and its subsidiaries, effective September 30, 2013. Mr. Buchenroth is leaving to take a senior operations role with a company in another industry. “Linda has tremendous experience and we are excited to have her assume the role of controller and chief accounting officer. We also want to thank Pat who provided strong technical support on complex accounting issues during a transitional time for NewPage and wish him well in his new position,” said Jay Epstein, senior vice president and chief financial officer for NewPage. “Linda and Pat have worked closely together and will continue to do so over the next few weeks to ensure a smooth transition for the financial reporting group.”

About NewPage Corporation

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

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